Exhibit 99.1



               Metromedia International Group, Inc.
                       One Meadowlands Plaza
                East Rutherford, New Jersey  07073



                         November 30, 1995


Alliance Entertainment Corp.
110 East 59th Street
New York, New York

Ladies and Gentlemen:

          This letter sets forth our understanding with respect to a contemplated transaction (the "Proposed Transaction") between Metromedia International Group, Inc., a Delaware corporation ("Metromedia"), and Alliance Entertainment Corp. ("Alliance"), a Delaware corporation.

1. THE PROPOSED TRANSACTION. The Proposed Transaction will have the principal terms set forth on Exhibit A hereto.

2. CONDITIONS. Consummation of the Proposed Transaction is subject to the following conditions: (i) execution and delivery of definitive agreements providing for the Proposed Transaction containing representations, warranties, covenants and closing conditions (excluding any financing conditions) customary for transactions of this type and which are mutually acceptable to the parties hereto;
     (ii) approval of the Proposed Transaction by the Boards of Directors and stockholders of each of Metromedia and Alliance; (iii) the receipt of fairness opinions by each of Metromedia and Alliance;
     (iv) receipt of all required consents and approvals; and (v) receipt of all requisite regulatory approvals, including approval with respect to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

3. PRESS RELEASE. Promptly after the execution and delivery of this letter by the parties hereto, Metromedia and Alliance shall issue a joint press release in the form of Exhibit B hereto. Thereafter, except as may be required by applicable law or pursuant to the rules and regulations of the New York Stock Exchange or the American Stock Exchange, neither Metromedia nor Alliance shall, and each shall cause their respective affiliates, agents, advisors and representatives not to, issue or cause the publication of any press release or other announcement with respect to the Proposed Transaction without the consent of the other party hereto.

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4.   EXCLUSIVITY.  (a)  From the date hereof until the termination of this letter, neither Alliance nor any of its subsidiaries shall, nor shall it or any of its subsidiaries authorize or permit any of their respective officers, directors, employees, attorneys, accountants, investment bankers, financial advisors, representatives, agents or other authorized persons to (i) solicit, initiate, encourage (including by way of furnishing information) or take any other action to facilitate, any inquiry or the making of any proposal which constitutes, or may reasonably be expected to lead to, any acquisition or purchase of a substantial amount of assets of, or any equity interest in, Alliance or any of its subsidiaries or any tender offer (including a self tender offer) or exchange offer, merger, consolidation, business combination, sale of substantially all assets, sale of securities, recapitalization, liquidation, dissolution or similar transaction involving Alliance or any of its subsidiaries (other than the transactions contemplated by this letter) or any other material corporate transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the Proposed Transaction (collectively, "Transaction Proposals") or agree to or endorse any Transaction Proposal or (ii) propose, enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other person or entity any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing.

     (b) Notwithstanding the foregoing paragraph 4(a), nothing herein shall prohibit Alliance from (i) furnishing information pursuant to an appropriate confidentiality letter concerning Alliance and its businesses, properties or assets to a third party who has made a Qualified Transaction Proposal (as defined below), (ii) engaging in discussions or negotiations with such a third party who has made a Qualified Transaction Proposal or (iii) following receipt of a Qualified Transaction Proposal, taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Securities Exchange Act of 1934, as amended, but in each case referred to in the foregoing clauses (i) through (iii) only after the Board of Directors of Alliance concludes in good faith following receipt of a written opinion addressed to Metromedia and Alliance of Alliance's outside counsel that such action is reasonably necessary for the Board of Directors of Alliance to comply with its fiduciary obligations to stockholders under applicable law. If the Board of Directors of Alliance receives a Transaction Proposal, then Alliance shall immediately inform Metromedia of the terms and conditions of such proposal and the identity of the person or entity

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     making it and shall keep Metromedia fully informed of the status and details of any such Transaction Proposal and of all steps it is taking in response to such Transaction Proposal.

     (c) For purposes of this letter, the term "Qualified Transaction Proposal" shall mean a Transaction Proposal that the Board of Directors of Alliance determines in good faith, after consultation with its financial advisors, is reasonably capable of being consummated and is not subject to any material contingencies relating to financing.

5. EXPENSES. Each of the parties hereto will pay their respective fees and expenses incurred in connection with the Proposed Transaction.

6. GOVERNING LAW. This letter shall be governed by the laws of the State of New York without regard to the conflict of laws principles thereof.

7. NON-BINDING LETTER. This letter constitutes our current understanding of the Proposed Transaction but, except as set forth in the last sentence of this paragraph, shall not be binding upon the parties, nor shall it impose any obligations on the parties. Except as set forth in the last sentence of this paragraph, no binding obligation with respect to the Proposed Transaction will result unless the definitive agreements are executed and delivered by the parties. Notwithstanding the foregoing, paragraphs 3, 4, 5, 6, 8, and 9 and this paragraph 7 shall constitute the legal, valid and binding obligation of the parties.

8. TERMINATION. The Proposed Transaction may be abandoned and this letter of intent may be terminated by any party if definitive agreements representing the Proposed Transaction have not been executed on or before December 31, 1995 (the "Termination Date").
     In addition, Alliance may terminate this letter if it enters into a letter of intent or definitive agreement for a Business Combination; PROVIDED, THAT the amounts payable pursuant to Section 5(b) shall be payable on any such termination by Alliance.

9. THIRD PARTY BENEFICIARIES. No third party beneficiary rights are granted hereunder.

     If this letter correctly sets forth our understanding, please so acknowledge by signing in the space indicated below and returning the enclosed copy of this letter.

                    Very truly yours,

                    METROMEDIA INTERNATIONAL GROUP, INC.


                    By:/S/ STUART SUBOTNICK
                       ------------------------
                       Name:
                       Title:



ACCEPTED AND AGREED:

ALLIANCE ENTERTAINMENT CORP.



By:/S/ JOSEPH J. BIANCO
   ------------------------
   Name:
   Title:


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                             EXHIBIT A



Merger of           Metromedia International Group, Inc. ("Metromedia"),
Metromedia          Alliance Mergerco, a newly-formed, wholly-owned subsidiary
and Alliance        of Metromedia ("Alliance Mergerco") and Alliance
                    Entertainment Corp. ("Alliance") will enter into a merger agreement which will provide for the merger of Alliance with Alliance Mergerco. Each Alliance stockholder will receive for each share of Alliance common stock (i) a number of shares of Metromedia common stock equal to the number of shares of Alliance Common Stock held by such holder multiplied by the ratio of $12.00 divided by the average closing sale price of Metromedia common stock for the 20 trading days ended 5 business days prior to the date of the consummation of the merger (the "Average
                    Closing Price"); PROVIDED, THAT, if the Average Closing
                    Price is less than $13.00, then the Average Closing Price shall be deemed to be $13.00 and if the Average Closing
                    Price is more than $23.00, the Average Closing Price shall be deemed to be $23.00, plus (ii) .2 Warrants ("Warrants") to purchase shares of Metromedia common stock having the terms described below. Holders of options and warrants to purchase shares of Alliance common stock will be entitled to receive upon the exercise of such options or warrants that number of shares of Metromedia common stock and Warrants which such holder would have been entitled to receive had the holder exercised such options or warrants prior to the consummation of the Merger. It is the parties intention to effect the exchange of Alliance common stock for Metromedia common stock pursuant to a transaction which will qualify as a "reorganization" within the meaning of Section 368 of the Internal Revenue
                    Code of 1986, as amended.

Warrants Each Warrant will be immediately exercisable for shares of Metromedia common stock at a price of $21.00 per share and will be exercisable for five years from the date of closing of the merger.

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Subordinated Debt   In connection with the consummation of the merger,
Repurchase          Metromedia Company or its affiliate shall agree to provide a guarantee of any financing required in connection with the satisfaction of the repurchase obligations of Alliance pursuant to the terms of Alliance's $125 million aggregate principal amount of publicly traded subordinated debentures.
Shelf Registration  Metromedia shall file a registration statement on Form S-3 with the Securities and Exchange Commission to permit the resale by "affiliates" of Alliance of the Metromedia common stock received in the merger (and upon exercise of the Warrants) and shall cause such registration statement to be effective on the date of the consummation of the merger and to remain effective for a period of three years thereafter. In addition, Metromedia shall file registration statements on Form S-8 or other appropriate forms with the Securities and Exchange Commission to permit the resale of shares of Metromedia common stock received upon the exercise of stock options and warrants.

Metromedia Stock    As a condition to the execution of the merger agreement,
Purchase            certain affiliates of Metromedia desire to purchase from
                    certain present holders of Alliance common stock their shares of Alliance common stock.

                    In order to satisfy this condition, the Chief Executive Officer and the Chief Financial Officer of Alliance have agreed to sell to such affiliates in the aggregate 3,600,000 shares of Alliance common stock owned by such officers of Alliance.

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Management and      Joseph Bianco, Chairman and Chief Executive Officer of
Other Issues        Alliance, will become the chief executive officer of all
                    of Metromedia's entertainment entities other than Metromedia International Telecommunications, Inc.

                    Joseph Bianco, Chairman and Chief Executive Officer of Alliance, will be elected to the Board of Directors of Metromedia.

                    In connection with the merger, Alliance shall pay all contractual bonuses and make other payments to certain executives of Alliance, such other payments in an aggregate amount not to exceed $6,000,000.